Exhibit 16.1

January 18, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street N.E.
Washington DC 20549

Ladies and Gentlemen:

I have read Item 4.01 "Changes in Registrant's Certifying Accountant" in the Form 8-K of Destination Television, Inc. dated January 18, 2008 to be filed with the Securities and Exchange Commission on or about January 18, 2008, and am in agreement with the statements contained therein as they relate to the undersigned.

Very truly yours,

/s/ Michael F. Cronin
Michael F. Cronin, CPA
Orlando, Florida